EXHIBIT 99.2
Condensed Consolidated Financial
Statements
For the year to date period ended September 30, 2025
Canvas Energy Inc.
Glossary
The terms defined in this section are used throughout this document:

ASU	Accounting Standards Update.

Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate, or natural gas liquids.

BBtu	One billion British thermal units.

Boe	One barrel of crude oil equivalent, determined using the ratio of six thousand cubic feet of natural gas to one barrel of oil.

Btu	British thermal unit, which is the heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahrenheit.

CEI Representative LLC	A Delaware limited liability company, as the Canvas equity holders’ representative under the Merger Agreement

Completion
The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry well, the reporting to the appropriate authority that the well has been abandoned.

Corsair Merger Sub, Inc.	A new wholly owned subsidiary of Diversified Buyer.

Credit Agreement	Credit Agreement, dated as of June 27, 2023, among Canvas Energy Inc. and Bank of America, N.A., as administrative agent for the Lenders thereto.

Diversified	Together Diversified Buyer and Diversified Parent, independent energy companies engaged in the production, transportation and marketing of primarily natural gas in the U.S.

Diversified Buyer	Diversified Production, LLC, a wholly-owned subsidiary of Diversified Parent.

Diversified Parent	Diversified Energy Company plc.

Horizontal drilling	A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

MBbls	One thousand barrels of crude oil, condensate, or natural gas liquids.

MBoe	One thousand barrels of crude oil equivalent.

MBoe/d	One thousand barrels of crude oil equivalent per day.

Mcf	One thousand cubic feet of natural gas.

Merger	The plan of merger as defined under the Merger Agreement.

Merger Agreement
The plan of merger, dated as of September 8, 2025, entered into by and among Diversified
Production LLC, Diversified Energy Company PLC, Corsair Merger Sub, Inc., Canvas
Energy Inc., and CEI Representative LLC.

MMBoe	One million barrels of crude oil equivalent.

MMBtu	One million British thermal units.

MMcf	One million cubic feet of natural gas.

Natural gas liquids (NGLs)
Those hydrocarbons in natural gas that are separated from the gas as liquids through the process of absorption, condensation, adsorption or other methods in gas processing or cycling plants. Natural gas liquids primarily include propane, butane, isobutane, pentane, hexane and natural gasoline.

Net acres	The sum of fractional working interests owned in gross acres or gross wells.

NYMEX	The New York Mercantile Exchange.

OPEC+	In 2016, The Organization of Petroleum Exporting Countries Plus, also known as OPEC signed an agreement with 10 other oil-producing countries to create what is now known as OPEC+.

Glossary

Proved developed reserves
Reserves that can be expected to be recovered (i) through existing wells with existing equipment and operating methods, or in which the cost of the required equipment is relatively minor compared to the cost of a new well and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved reserves
The quantities of oil and natural gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. For additional information, see the SEC’s definition in Rule 1-10(a)(22) of Regulation S-X, a link for which is available at the SEC’s website.

Proved undeveloped reserves	Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

PV-10 value
When used with respect to oil and natural gas reserves, PV-10 value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, excluding escalations of prices and costs based upon future conditions, before income taxes, and without giving effect to non-
property-related expenses, discounted to a present value using an annual discount rate of
10%.

Rabbi Trust
A trust created pursuant to the Rabbi Trust Agreement entered into between Canvas
Energy Inc., as employer, and BOKF, NA., as trustee, on June 14th, 2022 to fund future obligations with respect to dividend equivalents that accrue to certain employee restricted stock units.

SEC	The Securities Exchange Commission.

Secular Trust
A trust created pursuant to the Secular Trust Agreement entered into between Canvas
Energy Inc., as employer, and BOKF, NA., as trustee, on June 14th, 2022 for which the funds held are dedicated to future employee compensation.

Seismic
Also known as a seismograph, it is a survey of an area by means of an instrument which records the vibrations of the earth. By recording the time interval between the source of the shock wave and the reflected or refracted shock waves from various formations, geophysicists are able to define the underground configurations.

Undeveloped acreage
Lease acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or natural gas regardless of whether such acreage contains proved reserves.

Working interest
The right granted to the lessee of a property to explore for and to produce and own oil, natural gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on a cash, penalty, or carried basis.

Canvas Energy Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

FINANCIAL STATEMENTS

(dollars in thousands, except share data)	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$23,607	$27,580
Accounts receivable:
Accounts receivable, gross	29,193	46,830
Allowance for credit losses	(585)	(1,136)
Accounts receivable, net	28,608	45,694
Inventories	6,920	8,158
Prepaid expenses	1,338	2,328
Derivative instruments	3,655	937
Total current assets	64,128	84,697
Property and equipment, net	4,517	4,572
Right of use assets from operating leases	147	463
Oil and natural gas properties, using the full cost method:
Proved	857,330	787,589
Unevaluated (excluded from the amortization base)	49,343	39,612
Accumulated depreciation, depletion, amortization and impairment	(297,155)	(241,170)
Total oil and natural gas properties, net	609,518	586,031
Derivative instruments	567	106
Other assets	7,970	7,026
Total assets	$686,847	$682,895
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$17,628	39,888
Accrued payroll and benefits payable	5,439	7,673
Accrued interest payable	132	683
Revenue distribution payable	16,641	20,967
Long-term debt and financing leases, current	639	572
Derivative instruments	57	499
Total current liabilities	40,536	70,282
Long-term debt and financing leases, less current maturities	83,509	147,400
Derivative instruments	317	416
Noncurrent operating lease obligations	—	38
Other noncurrent liabilities	5,348	5,360
Asset retirement obligations	13,648	12,949
Deferred income taxes	64,286	43,343
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, 100,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 8,000,000 shares authorized; 4,757,709 issued and outstanding at September 30, 2025 and December 31, 2024.	48	48
Additional paid in capital	178,232	174,807
Retained earnings	300,923	228,252
Total stockholders’ equity	479,203	403,107
Total liabilities and stockholders’ equity	$686,847	$682,895
The accompanying notes are an integral part of these condensed consolidated financial statements.

Canvas Energy Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Revenues:
Commodity sales	$221,110	$202,833
Costs and expenses:
Lease operating	34,812	30,510
Transportation and processing	6,266	4,034
Production taxes	12,364	11,916
Depreciation, depletion, accretion and amortization	57,578	46,150
General and administrative	15,819	14,043
Total costs and expenses	126,839	106,653
Operating income	94,271	96,180
Non-operating income (expense):
Interest expense	(5,840)	(5,044)
Derivative gains, net	4,749	2,155
Gain on sale of assets	118	102
Other income, net	1,225	586
Net non-operating income (expense)	252	(2,201)
Income before income taxes	94,523	93,979
Income tax expense (benefit) - current	545	(401)
Income tax expense - deferred	20,943	29,140
Net income	$73,035	$65,240
The accompanying notes are an integral part of these condensed consolidated financial statements.

Canvas Energy Inc. and Subsidiaries
Condensed Consolidated Statement of Stockholders’ Equity
(Unaudited)

	Common stock
(dollars in thousands)	Shares Outstanding	Amount	Additional Paid in Capital	Retained Earnings	Total
Balance at January 1, 2025	4,757,709	$48	$174,807	$228,252	$403,107
Stock-based compensation	—	—	3,425	—	3,425
Dividends (1)	—	—	—	(364)	(364)
Net income	—	—	—	73,035	73,035
Balance at September 30, 2025	4,757,709	$48	$178,232	$300,923	$479,203
_______________________________
(1) Dividend equivalents on outstanding restricted stock units that were funded in a prior period with respect to which the associated restricted stock units vested in the current period.

	Common stock
(dollars in thousands)	Shares Outstanding	Amount	Additional Paid in Capital	Retained Earnings	Total
Balance at January 1, 2024	4,757,709	$48	$173,108	$266,191	$439,347
Stock-based compensation	—	—	1,422	—	1,422
Dividends	—	—	—	(125,380)	(125,380)
Net income	—	—	—	65,240	65,240
Balance at September 30, 2024	4,757,709	$48	$174,530	$206,051	$380,629
The accompanying notes are an integral part of these condensed consolidated financial statements.

Canvas Energy Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Cash flows from operating activities
Net income	$73,035	$65,240
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	57,578	46,150
Deferred income tax expense	20,943	29,140
Derivative gains, net	(4,749)	(2,155)
Gain on sale of assets	(118)	(102)
Other	793	830
Change in assets and liabilities
Accounts receivable	14,175	3,158
Inventories	1,238	1,688
Prepaid expenses and other assets	45	(1,063)
Accounts payable and accrued liabilities	(4,773)	(2,922)
Revenue distribution payable	(4,325)	(8,505)
Deferred compensation	2,776	1,197
Net cash provided by operating activities	156,618	132,656
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(108,264)	(117,021)
Proceeds from asset dispositions	12,396	1,228
Proceeds from derivative settlements, net	1,028	2,134
Net cash used in investing activities	(94,840)	(113,659)
Cash flows from financing activities
Proceeds from long-term debt	—	130,000
Repayment of long-term debt	(65,000)	(25,000)
Principal payments under financing lease obligations	(511)	(369)
Payment of debt issuance costs and other financing fees	(240)	(1,460)
Dividends paid	—	(125,062)
Net cash used in financing activities	(65,751)	(21,891)
Net decrease in cash and cash equivalents	(3,973)	(2,894)
Cash and cash equivalents, at beginning of period	27,580	23,779
Cash and cash equivalents, at end of period	$23,607	$20,885
The accompanying notes are an integral part of these condensed consolidated financial statements.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 1: Nature of operations, summary of significant accounting policies and other
Nature of operations
Canvas Energy Inc. and its subsidiaries, (collectively, “we”, “our”, “us”, “Canvas”, or the “Company”) are engaged in the acquisition, exploration, development, production and operation of oil and natural gas properties. Our properties are located in
Oklahoma, where we produce crude oil, natural gas and natural gas liquids. The commodities produced are primarily sold to refineries and gas processing plants within close proximity to our producing properties.
Merger
On September 8, 2025, Canvas and Diversified entered into the Merger Agreement pursuant to which Diversified would acquire
Canvas for aggregate consideration of $550 million, comprised of both cash and shares of Diversified Parent, subject to customary closing and post-closing adjustments. The Merger closed on November 24, 2025. Under the Merger Agreement, Canvas survived as a direct or indirect wholly-owned subsidiary of Diversified Buyer and Diversified Parent. As of the closing date, all outstanding shares of common stock of Canvas (as well as restricted stock unit awards) converted into the right to receive the merger consideration.
Interim financial statements
The accompanying unaudited condensed consolidated interim financial statements, while prepared in a manner consistent with
GAAP, do not include all of the financial information and disclosures required for complete financial statements under GAAP. These financial statements and the notes thereto should be read in conjunction with our annual report for the year ended December 31, 2024.
The financial information as of September 30, 2025, and for the nine months ended September 30, 2025 and 2024, is unaudited.
The financial information as of December 31, 2024 has been derived from the audited financial statements contained in our annual report for the year ended December 31, 2024. In management’s opinion, such information contains all adjustments considered necessary for a fair presentation of the results of the interim periods. The results of operations for the nine months ended September
30, 2025 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2025.
The preparation of financial statements in accordance with GAAP necessitates management to make estimates and assumptions.
These judgments impact the reported values of assets and liabilities, the disclosure of contingent assets and liabilities as of the balance sheet date, and the reported amounts of revenues and expenses during the reporting period.
Dividends
The Company has not declared or paid any dividends on its common stock in 2025. During 2024, the Company’s board of directors (the “Board”) declared and paid dividends on the Company’s common stock as follows: (i) $13.59 per share with a record date of March 21, 2024; (ii) $9.70 per share with a record date of June 10, 2024; and (iii) $1.455 per share with a record date of
August 30, 2024.
Units under the Company’s equity incentive plan, including both issued awards (consisting of restricted stock units) and unallocated award units, were also entitled to the dividends in the form of dividend equivalents, which the Company has funded (see
“Note 8: Deferred compensation”).
Cash and cash equivalents
We classify as cash equivalents all highly liquid investments with an original maturity of three months or less. Our cash and cash equivalents are held in diversified bank deposit accounts and money market funds, which may not be fully insured by the Federal
Deposit Insurance Corporation (FDIC). We have not experienced any losses on these accounts and believe our exposure to credit risk

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
associated with them is insignificant. Included in the balance of cash and cash equivalents are money market securities as of
September 30, 2025 and December 31, 2024 of $1.5 million deposited in the Secular Trust that may only be used for employee compensation (see “Note 8: Deferred compensation”).
Accounts receivable
Our accounts receivable are carried at gross cost, representing amounts due, less an allowance for expected credit losses. We write off accounts receivable when they are determined to be uncollectible. When we recover amounts that were previously written off, those amounts are offset against the allowance and reduce expense in the year of recovery.
The Company has four components constituting its total accounts receivable: (i) joint interest receivables; (ii) commodity sales receivables; (iii) derivative settlement receivables; and (iv) other receivables. Please see “Note 1: Nature of operations and summary of significant accounting policies” in our annual report for the year ended December 31, 2024, for a discussion of the nature of these four receivable components and our accounting policies with respect to them. The table below discloses balances of the four components and the allowance:

(in thousands)	September 30, 2025	December 31, 2024
Joint interests	$7,240	$15,839
Commodity sales	20,236	29,339
Derivative settlements	417	327
Other	1,300	1,325
Allowance for credit losses	(585)	(1,136)
Total accounts receivable, net	$28,608	$45,694

Presentation of credit (gain) loss expense. Our credit (gain) loss expense is included as a component of “General and administrative expenses” on our condensed consolidated statement of operations and is as follows:

	Nine Months Ended September 30,
(in thousands)	2025	2024
Credit (gains) losses on receivables	$(114)	$(24)
Accounts payable and accrued liabilities
Accounts payable and accrued liabilities consists of the following:

(in thousands)	September 30, 2025	December 31, 2024
Trade accounts payable	$3,204	$4,817
Derivative settlement payable	27	137
Asset retirement obligations	903	640
Litigation accrual	4,500	4,500
Capital Accrual	1,187	19,913
LOE Accrual	3,118	3,845
Other accrued liabilities	4,689	6,036
Total accounts payable and accrued liabilities	$17,628	$39,888

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Property and equipment, net
Major classes of property and equipment are shown in the following:

(in thousands)	September 30, 2025	December 31, 2024
Machinery and equipment	$1,506	$1,471
Office and computer equipment	3,307	3,136
Automobiles and trucks	2,682	2,475
Building and improvements	367	367
Furniture and fixtures	4	4
Total depreciable property and equipment	7,866	7,453
Accumulated depreciation, amortization and impairment	(4,924)	(4,456)
Total depreciable property and equipment, net	2,942	2,997
Land	1,575	1,575
Total property and equipment, net	$4,517	$4,572
Oil and natural gas properties
Capitalized Costs. We use the full cost method of accounting for oil and natural gas properties and activities. Accordingly, we capitalize all costs incurred in connection with the exploration for and development of oil and natural gas reserves. Proceeds from the disposition of oil and natural gas properties are accounted for as a reduction in capitalized costs, with no gain or loss generally recognized unless such dispositions involve a significant deviation in the depletion rate. We capitalize internal costs that can be directly identified with exploration and development activities, but do not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, 3D seismic, delay rentals, and drilling, completing and equipping oil and natural gas wells, including salaries, benefits, and other internal costs directly attributable to these activities.
Costs associated with unevaluated oil and natural gas properties, which may include leasehold acquisition costs, capitalized interest, seismic data costs and development costs for wells which reserve volumes are not classified as proved, are excluded from the amortizable base until a determination has been made as to the existence of proved reserves. Quarterly, unevaluated leasehold costs, along with seismic data costs and capitalized interest that were previously allocated to the unevaluated acreage parcels, are transferred to the amortization base with the costs of drilling the related well upon proving up reserves of a successful well or upon determination of a dry or uneconomic well. Furthermore, unevaluated oil and natural gas properties are reviewed for impairment if events and circumstances exist that indicate a possible decline in the recoverability of the carrying amount of such property. The impairment assessment is conducted at least once annually and whenever there are indicators that impairment may have occurred. In assessing whether impairment has occurred, we consider factors such as intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; assignment of proved reserves; and economic viability of development if proved reserves are assigned. Upon determination of impairment, all or a portion of the associated leasehold costs are transferred to the full cost pool and become subject to amortization. The processes above are applied to unevaluated oil and natural gas properties on an individual basis or as a group if properties are individually insignificant. Our future depreciation, depletion and amortization rate would increase or we may incur ceiling test write-downs if costs are transferred to the amortization base without any associated reserves. The impairment for unevaluated oil and natural gas properties was not material for the nine months ended September 30, 2025. No impairment was recorded for the nine months ended September 30, 2024.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The costs of unevaluated oil and natural gas properties consisted of the following:

(in thousands)	September 30, 2025	December 31, 2024
Leasehold acreage	$41,629	$34,755
Capitalized interest	7,714	4,557
Wells and facilities in progress of completion	—	300
Total unevaluated oil and natural gas properties excluded from amortization	$49,343	$39,612
The carrying value of wells in progress of completion will be transferred to the amortization base upon completion in 2025. Subject to industry conditions and the level of the Company’s activities, the inclusion of most of the leasehold acreage and capitalized interest costs referenced above in the Company’s amortization calculation typically occurs within three years to five years.
Depreciation, depletion and amortization. Depreciation, depletion and amortization (“DD&A”) of oil and natural gas properties are provided using the units-of-production method based on estimates of proved oil and natural gas reserves and production. Our cost basis for depletion includes estimated future development costs to be incurred on proved undeveloped properties. The computation of
DD&A takes into consideration restoration, dismantlement, and abandonment costs, and the anticipated proceeds from salvaging equipment. Depreciation expense is as follows for the periods indicated:

	Nine Months Ended September 30,
(in thousands)	2025	2024
Oil and natural gas properties	$56,780	$45,276
Property and equipment	798	874
Total DD&A	$57,578	$46,150
Ceiling Test. In accordance with the full cost method of accounting, the net capitalized costs of oil and natural gas properties are not to exceed their related PV-10 value, net of tax considerations, plus the cost of unproved properties not being amortized.
Our estimates of oil and natural gas reserves as of September 30, 2025, and the related PV-10 value, were prepared using an average price for oil and natural gas on the first day of each month for the prior twelve months as required by the SEC. We did not record any ceiling test impairments during the nine month periods ended September 30, 2025 and 2024.
Revenue recognition
Midstream processing plants, to which we sell our natural gas and natural gas liquids, deduct transportation and processing costs from the sales proceeds remitted to us. These deductions are for costs to prepare and transport production from the wellhead to a specified sales point and processing costs of gas into natural gas liquids. For gas sold at the wellhead, these costs are deducted from gross sales to arrive at net sales (as disclosed in the table below), and for gas that we take in-kind at the tailgate of the processing plant
(which we sell to various energy marketing entities), these costs are recorded as operating expenses on our condensed consolidated statement of operations.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The following table displays the revenue disaggregated and reconciles the disaggregated revenue to the revenue reported:

	Nine Months Ended September 30,
(in thousands)	2025	2024
Revenues:
Oil	$136,203	$143,547
Natural gas	53,231	30,555
Natural gas liquids	46,885	44,892
Gross commodity sales	236,319	218,994
Transportation and processing deducts	(15,209)	(16,161)
Net commodity sales	$221,110	$202,833
Income taxes
The following table presents the income tax expense (benefit) and the effective income tax rate:

	Nine Months Ended September 30,
(in thousands)	2025	2024
Income before income taxes	$94,523	$93,979

Current income tax expense (benefit)	545	(401)
Deferred income tax expense (benefit)	20,943	29,140
Total income tax expense (benefit)	$21,488	$28,739

Effective income tax rate	22.7%	30.6%
The provision for income taxes is based on a current estimate of the annual effective income tax rate adjusted to reflect the impact of permanent differences and discrete items. Management’s judgment is required in estimating operating income in order to determine our effective income tax rate.
The Company recorded income tax expense of $21.5 million and $28.7 million for the nine months ended September 30, 2025 and
2024, respectively. The effective tax rate was approximately 22.7% for the nine months ended September 30, 2025 compared to 30.6%
for the nine months ended September 30, 2024.  The difference between the Company's effective tax rate for the nine months ended
September 30, 2024 and the U.S. statutory tax rate of 21% was primarily due to the adjustment of December 31, 2023 deferred balances related to IRC Section 174 and corresponding attributes. This prior period adjustment was due to a change in tax planning related to IRC Section 174.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
At each reporting period, the Company weighs all available positive and negative evidence to determine whether its deferred tax assets are more likely than not to be realized. A valuation allowance for deferred tax assets, including net operating losses (“NOLs”), is recognized when it is more likely than not that some or all of the benefit from the deferred tax assets will not be realized. To assess that likelihood, the Company uses estimates and judgment regarding future taxable income and considers the tax laws in the jurisdiction where such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include current financial position, results of operations, both actual and forecasted, the reversal of deferred tax liabilities and tax planning strategies as well as the current and forecasted business economics of the oil and gas industry. Based upon the Company’s analysis, the Company believes that it is more likely than not that a portion of the Company's federal and state deferred tax assets will be utilized. As of September 30, 2025 and December 31, 2024, the Company’s valuation allowance was $100.3 million associated with its federal and state deferred tax assets.
The Company will continue to evaluate both the positive and negative evidence on a quarterly basis in determining the need for a valuation allowance with respect to the deferred tax assets. Changes in positive and negative evidence, including differences between estimated and actual results, could result in changes in the valuation of the deferred tax assets that could have a material impact on the condensed consolidated financial statements. Changes in existing tax laws could also affect actual tax results and the realization of deferred tax assets over time.
The Internal Revenue Code (“IRC”) provides an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future taxable income in the event of a change in ownership. Emergence from
Chapter 11 bankruptcy proceedings resulted in a change in ownership for purposes of the IRC Section 382. As a result, NOLs occurring prior to our ownership change can only offset taxable income of $0.7 million annually. Losses generated after our emergence from bankruptcy in October 2020 are not subject to this limitation and can offset additional taxable income generated.
On July 4, 2025, the United States Congress passed budget reconciliation bill H.R. 1 referred to as the One Big Beautiful Bill
(“OBBB”). The OBBB contains several changes to corporate taxation including modifications to capitalization of research and development expenses, limitations on deductions for interest expense and accelerated fixed asset depreciation. During the nine months ended September 30, 2025, the Company evaluated the impact of the OBBB on its financial statements, including related income tax accounting and disclosures. As a result of the OBBB, the Company recorded an increase in depreciation expense of $11.9 million from the reinstatement of bonus depreciation, fully expensed its $1.6 million of unamortized Internal Revenue Cost (IRC) 174 costs, and calculated the IRS 163(j) business interest expense limitation based on the updated limit of EBITDA.
Acquisitions and divestitures
In May 2025 we entered into a purchase and sale agreement to divest certain non-operated interests in Oklahoma for approximately
$10.1 million in cash subject to customary closing terms and adjustments. The transaction, which had an effective date of March 1,
2025, closed in May 2025. As these properties did not comprise a material portion of our oil and natural gas reserves, we did not record any gain or loss on this transaction pursuant to accounting guidance under the full cost method of accounting.
In August 2025, we entered into a purchase and sale agreement to acquire oil and natural gas properties located primarily in
Canadian and Garfield Counties, Oklahoma, for a purchase price of $11.25 million subject to customary closing and post-closing adjustments. The closing of the transaction occurred contemporaneously with the execution of the purchase and sale agreement. The
Company utilized cash held in escrow for the purpose of a like-kind exchange under Section 1031 of the Internal Revenue Code as a source of funding for this transaction, thereby deferring the recognition of capital gains on the divested non-operated interests above.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Recently issued accounting standards not yet adopted
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU
2023-09 intends to provide investors with additional information about an entity’s income taxes by requiring disclosure of items such as disaggregation of the effective tax rate reconciliation as well as information regarding income taxes paid. This ASU is effective for annual reporting periods beginning after December 15, 2025 for non-public entities, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. We are still evaluating the impact this ASU will have on our disclosures and do not expect it to have a material impact on our condensed consolidated financial statements.
Note 2: Supplemental disclosures to the condensed consolidated statements of cash flows

	Nine Months Ended September 30,
(in thousands)	2025	2024
Net cash provided by operating activities included:
Cash payments for interest	$8,881	$6,269
Interest capitalized	(3,403)	(2,217)
Cash payments for income taxes	—	900
Non-cash investing activities included:
Asset retirement obligation additions and revisions (1)	630	852
Increase (decrease) in accrued oil and gas capital expenditures	(17,099)	9,716
Increase in right of use asset from financing lease (2)	486	394
Non-cash financing activities included:
Discharge or modification of financing lease obligations (see Note 4)	—	33
Increase (decrease) in accrued debt issuance costs	$(408)	$(1,056)
_______________________________
(1) Excludes asset retirement obligations incurred though oil and natural gas asset acquisitions.
(2)Consists of new financing leases on fleet trucks.
Note 3: Debt
As of the dates indicated, long-term debt and financing leases consisted of the following:

(in thousands)	September 30, 2025	December 31, 2024
Revolving credit facility	$85,000	$150,000
Financing lease obligations	1,281	1,307
Unamortized debt issuance costs	(2,133)	(3,335)
Total debt, net	84,148	147,972
Current portion	(639)	(572)
Total long-term debt, net	$83,509	$147,400
On June 27, 2023, we entered into a new revolving credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and various lender parties to replace an existing credit agreement with Royal Bank of Canada, as administrative agent, that was scheduled to mature in February 2024. Our prior agreement with Royal Bank of Canada was terminated on June 27,
2023. As of the closing date of the Merger, the Credit Agreement was terminated and there were no outstanding borrowings.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The Credit Agreement provided for an aggregate maximum principal amount of up to $500.0 million collateralized by our oil and natural gas properties, and a borrowing base of $250.0 million. The fees associated with establishing the new Credit Agreement were recorded as debt issuance costs and were amortized over the term of the Credit Agreement as a component of interest expense. The
Credit Agreement had a maturity date of June 27, 2027 and bore interest at a term rate based on either the secured overnight financing rate established by the Federal Reserve Bank of New York (“SOFR”) or alternate base rate (“ABR”) plus, in each case a rate per annum set based on commitment utilization (“Applicable Margin”). ABR was equal to the highest of (a) the Bank of America prime rate, (b) the federal funds effective rate plus 0.50% and (c) SOFR plus 1%, with certain exceptions. The Company was required to pay a commitment fee of 0.50% per annum on the average daily unused portion of the current aggregate commitments under the Credit
Agreement.
Availability of the revolver under our Credit Agreement was subject to the lower of the borrowing base that was based on, among other things, the value of our oil and natural gas properties and set by the banks semi-annually on or around May 1 and November 1 of each year. In addition, the Company or the lenders were able request a borrowing base redetermination once between each scheduled redetermination. The Company could also add banks once between each scheduled redetermination to increase the borrowing base without an interim redetermination process. Our borrowing base was reaffirmed at $250.0 million in April 2025 as a part of the spring redetermination process. The Credit Agreement was terminated prior to the fall 2025 redetermination process. As of September 30,
2025, we had outstanding borrowings of $85.0 million and availability of $165.0 million under the Credit Agreement. As of December
31, 2024, we had outstanding borrowings of $150.0 million under the Credit Agreement, resulting in an unused amount of $100.0 million.
As of September 30, 2025, our outstanding borrowings were accruing interest at the SOFR plus the Applicable Margin, which resulted in a weighted average interest rate of 7.76% on the amount outstanding. As of December 31, 2024, our outstanding borrowings were accruing interest at the SOFR plus the Applicable Margin, which resulted in a weighted average interest rate of
8.23% on the amount outstanding.
The Credit Agreement contained covenants and events of default customary for oil and natural gas reserve-based lending facilities including restrictions on additional debt, guarantees, liens, restricted payments, investments and hedging activity. Additionally, our
Credit Agreement specified events of default, including non-payment, breach of warranty, non-performance of covenants, default on other indebtedness or swap agreements, restrictions on paying dividends, certain adverse judgments, bankruptcy events and change of control, among others.
The financial covenants required, as of the last day of each fiscal quarter, that we maintain (i) a Ratio of Total Net Debt to
EBITDAX (as defined in the Credit Agreement) of no greater than 2.75 to 1.00 calculated on a trailing four-quarter basis and (ii) a
Current Ratio (as defined in the Credit Agreement) of no less than 1.00 to 1.00. As of September 30, 2025 and December 31, 2024, we
were in compliance with all financial covenants under the Credit Agreement.
Affirmative hedging covenants under the Credit Agreement required, among other items, that 45 days following the last day of each fiscal quarter, the Company have in place commodity hedging agreements covering not less than (a) 25% of Projected PDP
Volume (as defined in the Credit Agreement) of oil and natural gas for 24 consecutive months and (b) 25% of the Projected PDP
Revenue (as defined in the Credit Agreement) of natural gas liquids for 12 consecutive months. If our Ratio of Total Debt to
EBITDAX exceeded 1.00 to 1.00 or Commitment Utilization Percentage (as defined in the Credit Agreement) exceeded 50%, then the foregoing references above to “25%” of the Projected PDP Volume or Projected PDP Revenue, as applicable, are “50%”. As of
September 30, 2025, the Company was not subject to the 50% minimum hedging requirement referenced above. As of December 31,
2024, the Company was subject to the 50% minimum hedging requirement referenced above.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Restricted payments, such as dividends and stock repurchases, were able to be made under the Credit Agreement as long as (i) no default or event of default existed at the time of such payment or resulted therefrom, (ii) the Commitment Utilization Percentage did not exceed 75% immediately after giving effect to such payment and (iii) the Ratio of Total Debt to EBITDAX as of the date of such payment did not exceed 1.00 to 1.00 immediately after giving effect to such payment. The Company was able to make restricted payments from Distributable Free Cash Flow (as defined in the Credit Agreement) if (a) the above limitations (i) and (ii) were met and
(b) the Ratio of Total Debt to EBITDAX as of the date of such payment did not exceed 1.75 to 1.00 immediately after giving effect to such payment.
Note 4: Leases
Our outstanding financing leases are for our fleet trucks. The fleet truck financing obligations are for 36 to 48 month terms with the option for us to purchase the vehicle at any time during the lease term by paying the lessor’s remaining unamortized cost in the vehicle. In many instances, at the end of the lease term, the lessor’s remaining unamortized cost in the vehicle will be a de minimis amount and hence ownership of the vehicle can be transferred to us at minimal cost. There are no residual value guarantees or non-
lease components under these leases.
We commenced a lease on office space for our headquarters in February 2021 for a period of three years with annual rent of $0.4 million. The Company extended the lease in August 2023 for an additional two years, which extended the expiration date to January
2026.
Our short-term leases are those with lease terms of 12 months or less and generally consist of wellhead compressors, generators and drilling rigs with terms ranging from one month to six months. We do not recognize right of use assets or lease liabilities for leases with durations of 12 months or less. Please see “Note 13: Leases” in our annual report for the year ended December 31, 2024, for a further discussion on our leases.
Lease assets and liabilities
Our operating and financing lease assets and liabilities recorded on our balance sheet were as follows:

	As of September 30, 2025		As of December 31, 2024
(in thousands)	Operating Leases	Financing Leases	Operating Leases	Financing Leases
Right of use asset:
Right of use assets from operating leases	$147	$—	$463	$—
Plant, property and equipment, net	—	1,554	—	1,470
Total lease assets	$147	$1,554	$463	$1,470
Lease liability:
Account payable and accrued liabilities	$150	$—	$433	$—
Long-term debt and financing leases, classified as current	—	639	—	572
Long-term debt and financing leases, less current maturities	—	642	—	735
Noncurrent operating lease obligations	—	—	38	—
Total lease liabilities	$150	$1,281	$471	$1,307

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Our income, expenses and cash flows related to our leases is as follows:

	Nine Months Ended September 30,
(in thousands)	2025	2024
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$454	$381
Interest on lease liabilities	93	77
Operating lease cost	335	337
Short-term lease cost	501	278
Total lease cost	$1,383	$1,073

Other information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for finance leases	$(93)	$(77)
Operating cash flows for operating leases	(340)	(330)
Financing cash flows for finance leases	(487)	(369)
Decrease in right-of-use asset from finance lease modification or termination (1)	78	31
Decrease in lease liability from finance lease modification or termination (1)	—	33
Right of use assets obtained in exchange for new financing lease liabilities (2)	$486	$394
________________________________
(1)Amounts reflect early termination of fleet truck leases where the trucks were sold and the proceeds were partially utilized to pay off the remaining lease liability.
(2)Amounts reflect the addition of new fleet truck leases.
Our rent expense for the nine months ended September 30, 2025 and 2024, was $5.9 million and $5.0 million, respectively.
Note 5: Derivative instruments
Our results of operations, financial condition and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil, natural gas and natural gas liquids. These commodity prices are subject to wide fluctuations and market uncertainties.
To mitigate a portion of this exposure, we enter into various types of derivative instruments. As of September 30, 2025, our natural gas, NGL, and oil derivative instruments consisted of the following types of instruments:
•Swaps: We receive a fixed price for the hedged commodity and pay a variable market price to the contract counterparty.
•Collars: Collars contain a fixed floor price (put) and ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, we receive the fixed floor or ceiling price, as applicable, and pay the market price. If the market price is between the put and the call strike prices, no payments are due from either party.
•Basis Swaps: These instruments are arrangements that guarantee a fixed price differential to NYMEX from a specified delivery point. We receive the fixed price differential and pay the floating market price differential to the counterparty for the hedged commodity. Basis swaps also include oil swap contracts to fix the differential in pricing between the WTI NYMEX calendar month average and the physical crude oil delivery month (“oil roll”) pursuant to which we pay the periodic variable oil roll and receive a weighted-average fixed price differential.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The following tables summarize our derivatives outstanding as of September 30, 2025:

Natural Gas Contracts	Volume BBtu	Weighted Average Floor Price per MMBtu	Weighted Average Ceiling Price per MMBtu	Weighted Average Fixed Price per MMBtu
2025
Natural gas basis swaps	1,270	$—	$—	$(0.33)
Natural gas collars	2,265	$3.56	$4.90	$—

2026
Natural gas basis swaps	580	$—	$—	$0.40
Natural gas collars	8,115	$3.25	$4.72	$—

2027
Natural gas collars	3,905	$3.36	$4.72	$—

Crude Oil Contracts	Volume MBbls	Weighted Average Floor Price per Bbl	Weighted Average Ceiling Price per Bbl	Weighted Average Fixed Price per Bbl
2025
Oil swaps	63	$—	$—	$66.90
Oil collars	187	$61.39	$78.55	$—
Oil basis swaps	250	$—	$—	$0.41

2026
Oil collars	632	$59.08	$76.33	$—
Oil basis swaps	334	$—	$—	$0.11

2027
Oil collars	234	$56.06	$71.45	$—

NGL Contracts	Volume Thousands of Gallons	Weighted Average Fixed Price per Gallon
2025
Propane swap	3,100	$0.75
Butane swap	890	$0.90
Natural gasoline swap	1,110	$1.42

2026
Propane swap	4,805	$0.71
Butane swap	1,595	$0.83
Natural gasoline swap	1,860	$1.29

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Effect of derivative instruments on the condensed consolidated balance sheets
All derivative financial instruments are recorded on the balance sheet at fair value. See “Note 6: Fair value measurements” for additional information regarding fair value measurements. The estimated fair values of derivative instruments are provided below. The carrying amounts of these instruments are equal to the estimated fair values.

	As of September 30, 2025			As of December 31, 2024
(in thousands)	Assets	Liabilities	Net Value	Assets	Liabilities	Net Value
Natural gas derivative contracts	$1,626	$(1,555)	$71	$1,315	$(1,835)	$(520)
Crude oil derivative contracts	3,314	(33)	3,281	1,497	(125)	1,372
NGL derivative contracts	577	(81)	496	104	(828)	(724)
Total derivative instruments	5,517	(1,669)	3,848	2,916	(2,788)	128
Less:
Netting adjustments (1)	(1,295)	1,295	—	(1,873)	1,873	—
Derivative instruments - current	3,655	(57)	3,598	937	(499)	438
Derivative instruments - long-term	$567	$(317)	$250	$106	$(416)	$(310)
________________________________
(1)Amounts represent the impact of master netting agreements that allow us to net settle positive and negative positions with the same counterparty. Positive and negative positions with counterparties are netted only to the extent that they relate to the same current versus noncurrent classification on the balance sheet.
Effect of derivative instruments on the condensed consolidated statements of operations
We do not apply hedge accounting to any of our derivative instruments. As a result, all gains and losses associated with our derivative contracts are recognized immediately as “Derivative gains (losses)” in the condensed consolidated statements of operations.
“Derivative gains (losses), net” in the condensed consolidated statements of operations consist of the following:

	Nine Months Ended September 30,
	2025			2024
(in thousands)	Non-cash Fair Value Adjustment	Settlements (Paid) Received	Total	Non-cash Fair Value Adjustment	Settlements (Paid) Received	Total
Derivative gains (losses):
Crude oil derivatives	$1,909	$231	$2,140	$1,546	$(524)	$1,022
Natural gas derivatives	591	1,035	1,626	(1,580)	3,613	2,033
NGL derivatives	1,221	(238)	983	55	(955)	(900)
Derivative gains (losses)	$3,721	$1,028	$4,749	$21	$2,134	$2,155
Subsequent to September 30, 2025, Canvas terminated all outstanding derivative contracts effective October 14, 2025 and generated net proceeds of $6.3 million as a result of the terminations.
Note 6: Fair value measurements
We categorize fair value measurements based upon the level of judgment associated with the inputs used to measure the fair value of the assets and liabilities as follows:
•Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.
•Level 2 inputs include quoted prices for identical or similar instruments in markets that are not active and inputs other than quoted prices that are observable for the asset or liability.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
•Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the asset or liability is categorized based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.
Recurring fair value measurements
Currently our financial instruments recorded at fair value on a recurring basis consist of commodity derivative contracts (see “Note
5: Derivative instruments”) and assets in our Rabbi Trust and Secular Trust (see “Note: 8 Deferred compensation”). They are categorized according to the fair value hierarchy described above as either Level 1, Level 2 or Level 3 estimates. Our derivative contracts classified as Level 2 as of September 30, 2025, and December 31, 2024 consisted of commodity price swaps, including our oil roll contracts (see “Note 5: Derivative instruments”), which are valued using an income approach. Future cash flows from these derivatives are estimated based on the difference between the fixed contract price and the underlying published forward market price and are discounted at a rate that captures our own nonperformance risk for derivative liabilities or that of our counterparties for derivative assets.
Our derivative contracts classified as Level 3 currently consists of collars and from time to time, may consist of gas basis swaps and put options. The fair value of these contracts is developed by a third-party pricing service using a proprietary valuation model, which we believe incorporates the assumptions that market participants would have made at the end of each period. Observable inputs include contractual terms, published forward pricing curves, and yield curves. Significant unobservable inputs are implied volatilities and proprietary pricing curves. Significant increases (decreases) in implied volatilities in isolation would result in a significantly higher (lower) fair value measurement. We review these valuations and the changes in the fair value measurements for reasonableness.
All derivative instruments are recorded at fair value and include a measure of our own nonperformance risk for derivative liabilities or our counterparty credit risk for derivative assets.
The fair value hierarchy for our derivative assets and liabilities is shown in the following table:

	As of September 30, 2025			As of December 31, 2024
(in thousands)	Derivative Assets	Derivative Liabilities	Net Assets (Liabilities)	Derivative Assets	Derivative Liabilities	Net Assets (Liabilities)
Significant other observable inputs (Level 2)	$597	$(113)	$484	$138	$(885)	$(747)
Significant unobservable inputs (Level 3)	4,920	(1,556)	3,364	2,778	(1,903)	875
Netting adjustments (1)	(1,295)	1,295	—	(1,873)	1,873	—
	$4,222	$(374)	3,848	$1,043	$(915)	$128
________________________________
(1)Amounts represent the impact of master netting agreements that allow us to net settle positive and negative positions with the same counterparty. Positive and negative positions with counterparties are netted on the balance sheet only to the extent that they relate to the same current versus noncurrent classification.
Nonrecurring fair value measurements
Asset retirement obligations. Additions to the asset and liability associated with our asset retirement obligations are measured at fair value on a nonrecurring basis. Our asset retirement obligations consist of the estimated present value of future costs to plug and abandon or otherwise dispose of our oil and natural gas properties and related facilities. Significant inputs used in determining such obligations include estimates of plugging and abandonment costs, inflation rates, discount rates, and well life, all of which are Level 3

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
inputs according to the fair value hierarchy. The table below discloses the inflation and discount rate assumptions for the period presented:

	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Inflation rate	2.57%	2.57%
Credit-adjusted risk-free discount rate (low)	7.28%	7.28%
Credit-adjusted risk-free discount rate (high)	8.97%	9.96%
These estimates may change based upon future inflation rates and changes in statutory remediation rules. See “Note 7: Asset retirement obligations” for additional information regarding our asset retirement obligations.
Fair value of other financial instruments
Our significant financial instruments, other than derivatives, consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and debt. We believe the carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying value and estimated fair value of our debt and Rabbi Trust assets were as follows:

	September 30, 2025		December 31, 2024
(in thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Revolving credit facility (1) (2)	$85,000	$85,000	$150,000	$150,000
Rabbi Trust assets (3)	7,056	7,056	6,090	6,090
______________________            ___
(1)The carrying value excludes deductions for debt issuance costs.
(2)The carrying value of our credit facility approximates fair value as the rates are comparable to those at which we could borrow under similar terms, are variable and incorporate a measure of our credit risk.
(3)The assets of the Rabbi Trust consists of investments in a variety of mutual funds, which are classified as Level 1 equity securities.
Counterparty credit risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of derivative instruments and accounts receivable. Derivative instruments are exposed to credit risk from counterparties. Our derivative contracts are executed with institutions, or affiliates of institutions, all of whom are parties to our credit facility, and we believe the credit risks associated with all of these institutions are acceptable. We do not require collateral or other security from counterparties to support derivative instruments. Master agreements are in place with each of our derivative counterparties that provide the right to set off in the event of default or termination of the contracts under each respective agreement. As a result of the set off provisions, our maximum amount of loss under derivative transactions due to credit risk is limited to the net amounts due from the counterparties under the derivatives. Our loss is further limited as any amounts due from a defaulting counterparty that is a lender, or an affiliate of a lender, under our credit facilities could have been offset against amounts owed to such counterparty lender. As of September 30, 2025, we had five counterparties to our open derivative contracts of which all were lenders under our Credit Agreement.
The following table summarizes our derivative assets and liabilities which are offset in the condensed consolidated balance sheets under our master netting agreements. It also reflects the amounts outstanding under our credit facilities that are available to offset our net derivative assets due from counterparties that are lenders under our credit facilities.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

	Offset in the Condensed Consolidated Balance Sheets			Gross Amounts not Offset in the Condensed Consolidated Balance Sheets
(in thousands)	Gross Assets (Liabilities)	Offsetting Assets (Liabilities)	Net Assets (Liabilities)	Derivatives (1)	Amounts Outstanding Under Credit Facilities (2)	Net Amount
September 30, 2025
Derivative assets	$5,517	$(1,295)	$4,222	$(159)	$(4,063)	$—
Derivative liabilities	(1,669)	1,295	(374)	159	4,063	3,848
	$3,848	$—	$3,848	$—	$—	$3,848
December 31, 2024
Derivative assets	$2,916	$(1,873)	$1,043	$(316)	$(727)	$—
Derivative liabilities	(2,788)	1,873	(915)	316	727	128
	$128	$—	$128	$—	$—	$128
________________________________
(1)Since positive and negative positions with a counterparty are netted on the balance sheet only to the extent that they relate to the same current versus noncurrent classification, these represent remaining amounts that could have been offset under our master netting agreements.
(2)The amount outstanding under our credit facility that is available to offset our net derivative assets due from counterparties that are lenders under our credit facility.
We did not post additional collateral under any of these contracts. Payment on our derivative contracts could have been accelerated in the event of a default under our Credit Agreement. The aggregate fair value of our derivative liabilities subject to acceleration in the event of default was $1.7 million before offsets at September 30, 2025.
Note 7: Asset retirement obligations
The following table provides a summary of our asset retirement obligation activity:

(in thousands)	Nine Months Ended September 30, 2025
Asset retirement obligations as of beginning of period	$13,589
Liabilities incurred	605
Liabilities settled or disposed in current period	(463)
Revisions in estimated cash flows	25
Accretion expense	795
Asset retirement obligations as of end of period	$14,551
Current portion included in accounts payable and accrued liabilities	(903)
Asset retirement obligations, long-term	$13,648
See “Note 6: Fair value measurements” for additional information regarding fair value assumptions associated with our asset retirement obligations.
Note 8: Deferred compensation
Our deferred compensation includes cash awards and equity-based awards which are settled in either cash or in shares. As of the closing date of the Merger, all outstanding shares of common stock of Canvas, as well as restricted stock units (“RSUs”), converted into the right to receive the merger consideration.
Cash Awards
    From time to time, we have granted cash awards with long term service-based vesting requirements. We accrue for the cost over the period that service is required to vest. The cash awards are subject to a graded vesting schedule over four annual installments

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
where expense is recognized under the accelerated method. Compensation cost for our cash awards is reflected in general and administrative expenses in the condensed consolidated statements of operations and was not material for the nine months ended 2025 and 2024. Unrecognized cash award compensation cost is approximately $0.1 million as of September 30, 2025. As of September 30,
2025, the outstanding liability accrued for our long term service-based cash awards, based on requisite service provided, was not material. The unrecognized cash award compensation cost is expected to be recognized over a weighted-average period of 2.0 years.
Equity Awards
In December 2020, we adopted the Canvas Energy Inc. Equity Incentive Plan (the “2020 EIP”), and in conjunction with the adoption, we issued RSUs to participants. Currently, the 2020 EIP provides for the issuance of equity and/or equity based awards for up to 385,819 shares of common stock in the aggregate with respect to awards of options, stock appreciation rights, restricted stock, restricted stock units or stock bonus awards under the plan increased by 16,000 for potential awards to independent directors of the
Board, provided, however, that no more than 385,819 shares of common stock may be delivered in respect of Incentive Stock Options awarded under the Plan.
RSUs granted generally consists of RSUs subject to either a service-based vesting condition (the “Time Units”) or a combined performance-based and market-based vesting condition (the “Performance Units”). The Time Units vest in one year or over four equal annual installments. The Performance Units vest upon achievement of a change in control event (or under the amendment noted
below) that yields a threshold multiple of investment, where different levels of the multiple of investment above the threshold result in different vesting percentages. Effective January 1, 2025, the Company amended provisions of its Performance Units to (i) provide for the vesting of Performance Units in the absence of a change in control if, at the seventh anniversary of the grant date, the cumulative cash distributions plus, as appropriate, the fair market value of the equity retained in the Company exceed performance thresholds and
(ii) avoid a partial cash-out change in control resulting in the forfeiture of Performance Units if cash proceeds to the date of the partial cash-out change in control plus residual Company equity exceed performance thresholds.
The Time Units are to be settled in cash or shares at the Company’s election on the earlier of (i) the seventh anniversary of the grant date or (ii) when a change in control occurs. The Performance Units are to be settled in cash or shares at the Company’s election on the earlier of a change in control or seventh anniversary of the grant date, assuming the multiple of investment threshold is met.
Please see “Note 1: Nature of operations and summary of significant accounting policies” and “Note 10: Deferred compensation” in our annual report for the year ended December 31, 2024, for a discussion of our policies with respect to these RSUs.
Effective January 1, 2025, the Company’s Performance Units were modified as a result of the amendment described above. To reflect the change in number of fair value Performance Units expected to vest based on the modified terms of the awards, the affected
Performance Units have been noted as forfeited and re-granted in the table below. A summary of the RSU activity under our 2020 EIP is presented below:

	Restricted Stock Units
	Time Units			Performance Units
	Weighted Average Grant Date Fair Value	Restricted Units	Vest Date Fair Value (in thousands)	Weighted Average Grant Date Fair Value	Restricted Units
	($ per unit)			($ per unit)
Unvested and outstanding at January 1, 2025	$115.44	20,868		$71.24	205,646
Granted	$66.21	6,454		$59.73	209,145
Vested	$110.06	(9,356)	$1,160	$—	—
Forfeited	$—	—		$71.24	(202,162)
Unvested and outstanding at September 30, 2025	$92.46	17,966		$59.73	212,629

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The Performance Units were re-valued as a result of the amended provisions effective January 1, 2025 with the vested portion recorded to stock-based compensation within the condensed consolidated statement of stockholders’ equity in the nine months ended
September 30, 2025.
Dividend equivalents
As disclosed in “Note 1: Nature of operations and summary of significant accounting policies” the Company paid cash dividends at various times during 2024. The Company has not declared or paid any dividends on its common stock in 2025. The 2020 EIP and the grants made thereunder specify that, in the event cash dividends on common stock are paid, dividend equivalents are to be paid with respect to outstanding equity grants and unallocated units.
Performance Units — Dividend equivalents are paid to participants immediately in cash and are not subject to any further vesting requirement. The Company shall initially charge these dividends to retained earnings. However, since these dividend equivalents are non-forfeitable and the Company's accounts for forfeitures when they occur, the Company shall reclassify to compensation cost, in the period in which any forfeitures occur, the amount of dividend equivalents previously charged to retained earnings to the extent related to awards that are forfeited.
Time Units — Dividend equivalents on all outstanding Time Units (vested and unvested) are paid in cash into the Rabbi Trust, which is an irrevocable trust used to fund the Company's future obligations with respect to dividend equivalents that accrue to the
Time Units. The dividend equivalents are settled at the same time as settlement of the Time Units and only the portion of dividends equivalents associated with vested units will be paid to the participant. Whenever forfeitures of Time Units occur, the portion of dividend equivalents within the Rabbi Trust associated with the forfeited units are transferred to the Secular Trust. The assets of the
Rabbi Trust, which are to be invested in a variety of mutual funds and classified as equity securities, will be consolidated by the
Company. These assets are recorded at fair value with changes in fair value recognized in “Other income (loss), net” in our condensed consolidated statement of operations. The Company shall recognize a deferred compensation obligation for the portion of dividend equivalents associated with vested Time Units, as each vesting occurs, with a corresponding charge to retained earnings.
Unallocated units — Dividend equivalents equal to the cash dividends that would otherwise have been paid with respect to unallocated equity award units will be deposited into the Secular Trust. Funds held in the Secular Trust are meant to fund future employee compensation actions under the 2020 EIP. The assets of the Secular Trust are consolidated by the Company and since the funds are invested in money market securities, they will be included within cash and cash equivalents on the condensed consolidated balance sheet with interest income recognized as a component of “Other income (loss), net” in our condensed consolidated statement of operations.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
The table below discloses certain dividend equivalent activity and balances related to our equity grants:

(in thousands)	Nine Months Ended September 30, 2025
Dividend Equivalents on Performance Units
Amount charged to retained earnings	$—

Dividend Equivalents on Time Units
Deferred compensation obligation related to vested units - charged to retained earnings	$364

Balance of Rabbi Trust assets as of beginning of period (“Other assets”)	6,090
Unrealized gain (loss) on Rabbi Trust assets ( “Other income (loss), net”)	966
Balance of Rabbi Trust assets as of period end (“Other assets”)	$7,056

Dividend Equivalents on Unallocated Units
Balance of Secular Trust assets as of beginning of period (“Cash and cash equivalents”)	$1,536
Interest income on Secular Trust assets ( “Other income (loss), net”)	20
Cash award compensation	(91)
Balance of Secular Trust assets as of period end (“Cash and cash equivalents”)	$1,465
    Stock-based compensation cost
Compensation cost is calculated net of forfeitures. We recognize the impact of forfeitures due to employee terminations in expense as those forfeitures occur instead of incorporating an estimate of such forfeitures.
Effective January 1, 2025, the Company’s Performance Units were modified as a result of the amendment described above. The
Company categorized this revision as a Type III modification under accounting guidance. The modified award was valued on the modification date and the Company will recognize compensation cost beginning on the modification date over the requisite service period of the modified award under the straight line method.
The Time Units either vest in one year and are expensed over that time frame or are subject to a graded vesting schedule over four annual installments where expense is recognized under the accelerated method. Compensation cost for service-based awards is recognized and measured based on a fair value estimate of the Company’s equity, adjusted for lack of marketability as the Company is a private entity.
A portion of stock-based compensation cost associated with employees involved in our acquisition, exploration, and development activities has been capitalized as part of our oil and natural gas properties. The remaining cost is reflected in general and administrative expenses in the condensed consolidated statements of operations. Stock-based compensation expense is as follows for the periods indicated:

	Nine Months Ended September 30,
	2025	2024
Stock-based compensation cost	$3,425	$1,422
Less: stock-based compensation cost capitalized	(667)	(250)
Stock-based compensation expense	$2,758	$1,172
We did not make any cash payments with respect to settlements of our equity based awards for the nine month periods ended
September 30, 2025. Unrecognized stock-based compensation cost is approximately $10.5 million as of September 30, 2025 and is expected to be recognized over a weighted-average period of 2.7 years.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Valuation of Awards
Compensation cost is generally recognized and measured according to the grant date fair value of the awards. Effective January 1,
2025, the Company’s Performance Units were modified as a result of the amendment described above. The fair value and associated assumptions, which are considered to be Level 3 inputs within the fair value hierarchy, for these Performance Units included the following:

Valuation Date
Valuation assumptions of Performance Units	January 1, 2025
Risk free rate	4.33%
Volatility	70.0%
Estimated fair value per Performance Unit	$59.73
Time till change in control event (years)	5
Discount for lack of marketability (Finnerty model)	30%
Note 9: Commitments and contingencies
We have numerous contractual commitments in the ordinary course of business including debt service requirements, operating leases, financing leases and purchase obligations.
Surety bonds. Surety bonds totaling $5.7 million were posted on our behalf as of September 30, 2025 and we have posted cash collateral in respect of the bonds totaling $0.2 million.
Litigation and Claims
The Company is named as a defendant in a lawsuit filed in the U.S. District Court for the Eastern District of Oklahoma (the
“Eastern District Court”), styled Wake Energy, LLC (“Plaintiff”) v Canvas Energy LLC. The case, originally filed in the Western
District of Oklahoma (the “Western District Action”), is a purported class action pursuant to which the Plaintiff seeks to represent a group of persons who are alleged to be owed statutory interest on late paid revenues; however, the purported class has not been certified yet. Specifically, the suit asserts claims in excess of $5.0 million for interest alleged to be due under Oklahoma’s Production
Revenue Standards Act. In December 2023, during the pendency of the Western District Action, the Company and Plaintiff reached a memorandum of understanding with respect to the settlement of the claims, and the full and final terms of a stipulation and agreement of settlement were formalized in January 2024 (the “Initial Settlement”). In July 2025, the Plaintiff dismissed the Western District
Action, and filed an identical claim in the Eastern District Court.  At that time, the Company and Plaintiff terminated the Initial
Settlement and entered into a new stipulation and agreement of settlement with terms identical to the Initial Settlement. Pursuant to the settlement, the Company will, among other things, pay $4.5 million into a settlement fund upon the Court’s entry of a final approval order. The final approval order will be preceded by certification of the settlement class by the Court for the purposes of the settlement only, preliminary approval by the Court of the settlement, approval by the Court of notices related to the settlement, the provision of notices to class members, and the opportunity for class members to opt out of the settlement. The timing of these actions is largely dependent on the Court’s schedule. As of September 30, 2025, the Company has recorded a $4.5 million accrual for the cost of this case, which is reflected on the condensed consolidated balance sheet as “Accounts payable and accrued liabilities.”
We are involved in various other legal proceedings including, but not limited to, commercial disputes, claims from royalty and surface owners (including those alleging damages from induced earthquakes), property damage claims, personal injuries, quiet title actions, personal injury claims, employment claims, and other matters which arise in the ordinary course of business. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect any of them individually to have a material effect on our financial condition, results of operations or cash flows.

Canvas Energy Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 10: Subsequent Events
The Company has evaluated subsequent events through February 6, 2026, the date the financial statements were available to be issued. Other than events disclosed above in accompanying notes to the financial statements, there were no material subsequent events that required recognition or additional disclosure in these financial statements.